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Exhibit 10.38.2

        THIRD AMENDMENT, dated as of February 14, 2003 (this "Amendment"), to the INTERIM CREDIT AGREEMENT, dated as of March 11, 2002 (as amended by the First Amendment and Waiver, dated as of June 12, 2002 and the Second Amendment, dated as of August 2, 2002, and as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among AIMCO PROPERTIES, L.P., a Delaware limited partnership ("AIMCO"), NHP MANAGEMENT COMPANY, a District of Columbia corporation ("NHP Management") and APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "REIT") (AIMCO, NHP Management and the REIT are collectively referred to herein as "Borrowers"), LEHMAN COMMERCIAL PAPER INC., as Administrative Agent (in such capacity, the "Administrative Agent"), as Syndication Agent and as a Lender, each lender from time to time party thereto and LEHMAN BROTHERS INC., as Sole Lead Arranger and Bookrunner.

W I T N E S S E T H:

        WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain Loans and other extensions of credit to the Borrowers;

        WHEREAS, the Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement;

        WHEREAS, the Lenders have agreed to make such amendments solely upon the terms and conditions provided for in this Amendment;

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Defined Terms.    Unless otherwise noted herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        2.    Amendments to Section 1.01 of the Credit Agreement (Defined Terms).    Section 1.01 is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

          "Casden Net Disposition Proceeds" means, with respect to any Disposition of any Casden Assets, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) or Cash Equivalents received from such Disposition, net of any bona fide direct costs incurred in connection with such Disposition, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Disposition as a result of any gain recognized in connection with such Disposition and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Disposition.

          "Casden Net Indebtedness Proceeds" means, in respect of the incurrence of any Indebtedness (other than Debt Securities, Refinancing Indebtedness, or proceeds of

  Indebtedness permitted pursuant to Section 7.01) by any Casden Guarantor, the proceeds received in Cash or Cash Equivalents by such Casden Guarantor upon or substantially simultaneously with such incurrence, net of (a) the direct costs of such Indebtedness then payable by the recipient of such proceeds (excluding amounts payable to such Casden Guarantor or any Affiliate of such Casden Guarantor) and (b) fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such.

          "Casden Net Issuance Proceeds" means, in respect of any issuance of Stock or Partnership Units or Debt Securities by any Casden Guarantor, the proceeds in Cash or Cash Equivalents (or, for purposes of Section 7.14(h), in the case of any issuance of such Partnership Units in exchange for Property, the fair market value of the Property so acquired) received by such Casden Guarantor upon or substantially simultaneously with such issuance, net of (a) the direct costs of such issuance then payable by the recipient of such proceeds (excluding amounts payable to such Casden Guarantor or any Affiliate of such Casden Guarantor), (b) sales, use and other taxes paid or payable by such recipient as a result thereof, and (c) in the case of the issuance of Indebtedness secured by Casden Assets, the portion of such proceeds used to repay Indebtedness previously incurred and secured by the same Property.

          "Casden Net Refinancing Proceeds" means the aggregate amount of any Refinancing Indebtedness from the refinancing of any loan, debt or other obligations secured in whole or in part by any Casden Asset incurred in excess of the sum of the aggregate principal amount (or if issued with original issue discount, an aggregate issue price) then outstanding of the Indebtedness secured in whole or in part by any Casden Asset being refinanced by such Refinancing Indebtedness (including any amounts satisfying AIMCO's obligations under the Contingent Acquisition Notes), plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness.

        3.    Amendments to Section 1.01 of the Credit Agreement (Defined Terms).    The following definitions included in Section 1.01 of the Credit Agreement are hereby amended as follows:

          (a)  Clauses (c) and (d) of the definition of "Gross Asset Value" are hereby amended by deleting the word "9.5%" in each clause and substituting in lieu therefor the word "9.0%";

          (b)  The definition of Revolving Credit Agreement is hereby amended by deleting the definition in its entirety and substituting in lieu therefor the following:

          "Revolving Credit Agreement" means that certain Fifth Amended and Restated Credit Agreement dated February 14, 2003, as further amended from time to time in accordance with the Intercreditor Agreement between AIMCO and the other borrowers parties thereto and the lenders party thereto and any renewals, refinancings or replacements thereof permitted under Section 7.01(j).

          and

          (c)  The definition of "Total Obligations" is hereby amended by deleting the words "provided that the $75,000,000 in Class B preferred stock (or such lesser amount as is then outstanding) issued by the REIT shall be excluded from the calculation of Total Obligations as at any date that such Class B preferred stock remains fully convertible to the REIT's common Stock at the option of the holder and the REIT's common Stock traded at a market price during the five (5) trading days preceding such date that exceeds $30.45 per share".

        4.    Amendment to Section 2.03(c) of the Credit Agreement.    Section 2.03(c) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          (c)  Mandatory Prepayments.

          (i)    Net Issuance Proceeds. Subject to the terms of the Intercreditor Agreement, no later than the fifth Business Day after the date of receipt by Borrowers, the Guarantors or any of their Subsidiaries (x) of Casden Net Issuance Proceeds (except any such Casden Net Issuance Proceeds received from the sale of partnership interests in Park La Brea) after the Closing Date and (y) upon the occurrence and during the continuation of a Revolver Payment Default, of Net Issuance Proceeds from the issuance of Stock or Partnership Units by Non-Casden Entities, Borrowers shall apply an aggregate amount equal to 100% of such Casden Net Issuance Proceeds and Net Issuance Proceeds to prepay the Loans and pay accrued and unpaid interest thereon; provided, however, that, such Net Issuance Proceeds received pursuant to clause (y) shall be used first to reduce outstanding obligations under the Revolving Credit Agreement, if any, until any such obligations are reduced to zero, and thereafter such Net Issuance Proceeds shall be used to prepay the Loans.

          (ii)  Net Disposition Proceeds. Subject to the terms of the Intercreditor Agreement, no later than the fifth Business Day after the date of receipt by Borrowers, the Guarantors or any of their Subsidiaries (x) of Casden Net Disposition Proceeds from any Disposition which is not an Ordinary Course Disposition after the Closing Date, Borrowers shall prepay the Loans and pay accrued and unpaid interest thereon in an aggregate amount equal to, (1) with respect to any such Casden Net Disposition Proceeds received during the period beginning on the Closing Date and ending on the date which is the first anniversary of the Closing Date, 50% of such Casden Net Disposition Proceeds, (2) with respect to any such Casden Net Disposition Proceeds received thereafter, 75% of such Casden Net Disposition Proceeds and (3) with respect to any such Casden Net Disposition Proceeds after the occurrence and during the continuation of an Event of Default, 100% of such Casden Net Disposition Proceeds and (y) upon the occurrence and during the continuation of a Revolver Payment Default, of Net Disposition Proceeds from the Disposition of any asset (other than the Casden Assets), Borrowers shall prepay the Loans and pay accrued and unpaid interest thereon in an aggregate amount equal to 100% of such Net Disposition Proceeds; provided, however, that, such Net Disposition Proceeds received pursuant to clause (y) shall be used first to reduce outstanding obligations under the Revolving Credit Agreement, if any, until any such obligations are reduced to zero, and thereafter such Net Disposition Proceeds shall be used to prepay the Loans.

          (iii)  Net Refinancing Proceeds. Subject to the terms of the Intercreditor Agreement, no later than the fifth Business Day after the date of receipt by Borrowers or any of their Subsidiaries (x) of Casden Net Refinancing Proceeds from any Refinancing Indebtedness, Borrowers shall prepay the Loans and pay accrued and unpaid interest thereon in an aggregate amount equal to, (1) on or after the date which is one year after the Closing Date, 75% of such Casden Net Refinancing Proceeds and (2) with respect to any Casden Net Refinancing Proceeds received after the occurrence and during the continuation of an Event of Default, 100% of such Casden Net Refinancing Proceeds and (y) upon the occurrence and during the continuation of a Revolver Payment Default, of Net Refinancing Proceeds from the refinancing of any loan, debt or other obligation secured in whole or in part by any asset (other than any Casden Asset), Borrowers shall prepay the Loans and pay accrued and unpaid interest thereon in an aggregate amount equal to 100%; provided, however, that, such Net Refinancing Proceeds received pursuant to clause (y) shall be used to first reduce outstanding obligations under the Revolving Credit Agreement, if any, until any such obligations are reduced to zero, and thereafter such Net Refinancing Proceeds shall be used to prepay the Loans; and

          (iv)  Net Indebtedness Proceeds. Subject to the terms of the Intercreditor Agreement, no later than the fifth Business Day after the date of receipt by Borrowers or any of their Subsidiaries (x) of Casden Net Indebtedness Proceeds from any Indebtedness incurred by the Borrowers or their Subsidiaries after the Closing Date and (y) upon the occurrence and during the continuation of a Revolver Payment Default, of Net Indebtedness Proceeds from any Indebtedness incurred by Borrowers and their Subsidiaries (other than Casden or any of its Subsidiaries), Borrowers shall apply an aggregate amount equal to 100% of such Casden Net Indebtedness Proceeds and Net Indebtedness Proceeds to prepay the Loans and pay accrued and unpaid interest thereon; provided, however, that, such Net Indebtedness Proceeds received pursuant clause (y) shall be used to first reduce outstanding obligations under the Revolving Credit Agreement, if any, until any such obligations are reduced to zero, and thereafter such Net Indebtedness Proceeds shall be used to prepay the Loans.

        5.    Amendment to Section 6.16 of the Credit Agreement.    Section 6.16 of the Credit Agreement is hereby amended by inserting the following as clause (e):

          (e)  Additional Casden Pledged Collateral. With respect to any new Guarantor created or acquired after the Closing Date by the Borrowers or any of their Affiliates, within a reasonable time, not to exceed twenty (20) days, following the delivery of any guaranty required pursuant to Section 6.16(c), the Borrowers or their Affiliates, as applicable, shall execute and deliver to the Administrative Agent such amendment to the Borrower Pledge Agreement as the Administrative Agent deems reasonably necessary or desirable to grant to the Administrative Agent, for the benefit of the Lenders, (A) with respect to any Casden Guarantor, a perfected first priority security interest in the Stock or other equity interest of such new Casden Guarantor and deliver to the Administrative Agent the certificates representing such Stock or equity interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrowers or their respective Affiliates, as applicable, and (B) with respect or all

  Guarantors other than Casden Guarantors, a perfected second priority security interest in the Stock or other equity interest of such new Guarantor.

        6.    Amendment to Section 7.02(j) of the Credit Agreement.    Subsection 7.02(j) shall be deleted in its entirety and replaced with the following:

          (j)    Liens and Negative Pledges pursuant to (1) the DevCo LLC Agreement, and (2) with respect to any non-Casden Asset, any other joint venture agreement; provided, that, such joint venture is in the Ordinary Course of Business and the Liens and Negative Pledges only encumber or restrict Liens on the Property of such joint venture.

        7.    Amendment to Section 7.14(a) of the Credit Agreement.    Section 7.14(a) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          (a)  Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.50:1.00.

        8.    Amendment to Section 7.14(h) of the Credit Agreement.    Section 7.14(h) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

          (h)  Permit the Consolidated Net Worth of the REIT and its Subsidiaries on a consolidated basis to be less at any time than the sum of (x) $3,230,456,000 plus (y) 85% of the Net Issuance Proceeds of all issuances of Stock or Partnership Units from and after September 30, 2002.

        9.    Conditions to Effectiveness.    This Amendment shall become effective on the date on which all of the following conditions precedent have been satisfied or waived (the "Effective Date"):

          (a)  The Administrative Agent shall have received five counterparts hereof duly executed and delivered by each Borrower.

          (b)  The Administrative Agent shall have received executed Lender Consent Letters, substantially in the form of Exhibit A hereto ("Lender Consent Letters") from each of the Supermajority Lenders.

          (c)  The Administrative Agent shall have received an executed Acknowledgment and Consent, in the form of Exhibit B-1, B-2 or B-3, as applicable, from each Guarantor and each Pledgor other than the Borrowers.

          (d)  The Administrative Agent shall have received for the account of each Lender that executes and delivers to the Administrative Agent a Consent Letter at or prior to 5:00 P.M., New York City time, on February 14, 2003, a consent fee equal to 0.125% of the aggregate unpaid principal amount of such Lender's Loans on such date.

          (e)  On or before the Effective Date, all corporate and other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

          (f)    The Administrative Agent shall have received evidence satisfactory to it and its counsel that the Revolver Administrative Agent and the Lenders under the Revolving Credit Agreement (i) have modified, or concurrently with the Effective Date will modify, the Revolving Credit Agreement in a manner satisfactory to the Administrative Agent and the Lenders and the Administrative Agent shall have been provided with true, correct and complete copies of the documents effecting such modifications to the Revolving Credit Agreement and (ii) have consented to or waived their right to consent to the Borrowers' and the Guarantors' execution and delivery of this Amendment.

        10.    Representations and Warranties.    Each of the Borrowers hereby represents and warrants to Administrative Agent and each Lender that (before and after giving effect to this Amendment):

          (a)  Each Borrower has all requisite corporate or other entity power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the "Amended Agreement") and each Loan Document. Each Guarantor and each Pledgor has all requisite corporate or other entity power and authority to enter into the Acknowledgement and Consent, in the form of Exhibit B-1, B-2 or B-3, as applicable, and to carry out the transactions contemplated by, and perform its obligations under each Loan Document to which it is a party.

          (b)  The execution and delivery of this Amendment and of each Acknowledgement and Consent and the performance of the Amended Agreement and of each other Loan Document have been duly authorized by all necessary corporate or other entity action on the part of each Borrower Party that is a party thereto.

          (c)  The execution, delivery, and performance by each Borrower of this Amendment and of the Amended Agreement and by each Pledgor and Guarantor of each Acknowledgement and Consent to which it is a party and compliance with the provisions thereof do not and will not (i) violate or conflict with, or result in a breach of, or require any consent under (A) any Organization Documents of such Borrower Party or any of its Subsidiaries, (B) any applicable material Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (C) any Contractual Obligation of such Borrower Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, or (ii) constitute a default under any such agreement or instrument, or (iii) result in, or require, the creation or imposition of any Lien on any of the Properties of such Borrower Party or any of its Subsidiaries, except, in each case under this clause (c), as provided in Section 5.03 of the Credit Agreement.

          (d)  The execution, delivery and performance by each Borrower Party of this Amendment and of the Amended Agreement and by each Pledgor and Guarantor of each Acknowledgment and Consent to which it is a party do not and will not require any authorization of a Governmental Authority (other than any authorizations of a Governmental Authority obtained on or before the Effective Date and disclosed in writing to the Lenders).

          (e)  This Amendment and each Acknowledgment and Consent has been duly executed and delivered by each Borrower Party party thereto and this Amendment and each Acknowledgment and Consent are the legally valid and binding obligations of such Borrower Parties party thereto, enforceable against such Borrower Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (f)    The representations and warranties in Section V of the Credit Agreement are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, were true, correct and complete in all material respects on and as of such earlier date).

          (g)  Borrowers and the other Borrower Parties have performed in all material respects all agreements and satisfied all conditions which this Amendment, the Credit Agreement and the other Loan Documents provide shall be performed or satisfied by Borrowers or the other Borrower Parties on or before the Effective Date.

          (h)  After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing, or will result from the consummation of the transactions contemplated by this Amendment.

        11.    Payment of Expenses.    The Borrowers jointly and severally agree to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

        12.    No Other Amendments; Confirmation.    Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendment contained herein shall not be construed as an amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrowers that would require the waiver or consent of the Administrative Agent or the Lenders.

        13.    GOVERNING LAW; Miscellaneous.    (a) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

          (b)  On and after the Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof", or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

          (c)  This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment, each Acknowledgment and Consent and the Lender Consent Letters signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

          (d)  The execution and delivery of the Lender Consent Letter by any Lender shall be binding upon each of its successors and assigns (including assignees of its Loans in whole or in part prior to effectiveness hereof).

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

AIMCO Properties, L.P.
By:	AIMCO-GP, INC.
Its:	General Partner
By:	/s/ PETER K. KOMPANIEZ
	Name:	Peter K. Kompaniez
	Title:	President
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
By:	/s/ PETER K. KOMPANIEZ
	Name:	Peter K. Kompaniez
	Title:	President
NHP MANAGEMENT COMPANY
By:	/s/ PATRICK FOYE
	Name:	Patrick Foye
	Title:	President

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent
By:	/s/ FRANCIS X. GILHOOL
	Name:	Francis X. Gilhool
	Title:	Authorized Signatory

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  Exhibit 10.38.2